Exhibit 10.28

EMPLOYMENT AGREEMENT

      THIS AGREEMENT is made this 3rd day of May, 2001, by and between VISUAL NETWORKS, INC., a Delaware corporation (the “Company”), and ELTON KING, an individual residing in the State of Georgia (“Executive”).

      WHEREAS, the Company desires to retain the services of Executive as President and Chief Executive Officer of the Company pursuant to the terms and conditions set forth herein, and Executive desires to perform such services for the Company.

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Executive agree as follows:

      1. Employment. The Company hereby employs Executive and Executive hereby accepts employment by the Company for the term set forth herein and upon the terms and conditions contained in this Agreement.

      2. Office and Duties.

(a) Executive shall serve the Company as its President and Chief Executive Officer and shall have such authority and such responsibilities as is consistent with such position and as the Company’s Board of Directors may determine from time to time. Executive shall be elected to the Company’s Board of Directors in connection with his commencement of employment, without additional compensation. Executive’s length of service on, or re-election to, the Board of Directors is not guaranteed but is subject to applicable election procedures of the Company.

(b) Throughout the term of this Agreement, except as provided in Section 2(c) below, Executive shall devote his entire working time, energy, skill, and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company.

(c) Notwithstanding the provisions of Section 2(b) hereof, Executive may engage in activities in connection with any charitable or civic activities, personal investments, and/or serving as an executor, trustee or in other similar fiduciary capacity; provided, however, that such activities do not interfere with his performance of his responsibilities and obligations pursuant to this Agreement.

      3. Term. This Agreement shall be for a term of two (2) years, commencing on June 18, 2001, unless sooner terminated as hereinafter provided. Unless either party elects to terminate this Agreement at the end of the original or any renewal term by giving the other party notice of such election at least ninety (90) days before the expiration of the then current term, this Agreement shall be deemed to have been renewed for an additional term of one (1) year commencing on the day after the expiration of the then current term.

      4. Compensation and Benefits.

(a) For all of the service rendered by Executive to the Company, Executive shall receive an annual base salary of $400,000 (Four Hundred Thousand Dollars), less all legal withholdings, payable in reasonable periodic installments in accordance with the Company’s regular payroll practices in effect from time to time. Annual increases to base salary, if any, shall be approved by the Compensation Committee of the Company’s Board of Directors.

(b) In addition to Executive’s base salary, Executive will be entitled to an annual performance-based bonus. The amount of said bonus will be governed by the terms and conditions of the Annual Executive Bonus Plan approved by the Board of Directors. Said bonus is not guaranteed and is contingent upon the Executive and the Company achieving goals agreed upon by the Executive and the Board of Directors as set forth in the Annual Executive Bonus Plan. For 2001, the target bonus amount at plan will be $200,000 but is to be prorated for the number of months during the year that Executive is an employee of the Company. Additionally, the bonus plan for 2001 will be negotiated in good faith by Executive and the Compensation Committee of the Board of Directors. The Company from time to time may pay Executive other additional compensation as the Compensation Committee of the Board of Directors of the Company may determine.

(c) Upon signing this Employment Agreement and as set forth herein, Executive will be granted an option to purchase 1 million shares of stock as an inducement essential to entering into this Agreement. Executive’s option shall be governed by the terms and conditions of the Nonstatutory Stock Option Grant Agreement, attached hereto as Exhibit A which Executive shall execute simultaneously with entering into this Employment Agreement with the Company.

(d) The Company shall pay all reasonable moving expenses incurred by Executive in connection with his employment with the Company and relocation to the Rockville, Maryland area, including closing costs and real estate commissions for the sale of Executive’s current residence located at 5950 Long Island Drive, Atlanta, Georgia and purchase of his Rockville, Maryland residence, provided Executive is employed by the Company at the time of the particular closing for which he seeks reimbursement. The Company also will reimburse Executive for up to six (6) months’ reasonable rent for an apartment prior to his purchasing a home in the Rockville, Maryland area. Executive agrees that, in the event he voluntarily resigns his employment with the Company during the first 12 months of this Agreement (except for resignation due to a material breach of this Agreement by the Company or due to a material reduction in the responsibilities or reporting relationship of Executive, as provided for in Paragraph 11 of the Agreement), he shall repay to the Company within 30 days of his last date of employment a proportionate share off the relocation expenses paid for by the Company. Such proportionate share shall be equal to the number of months remaining in the first year of this Agreement divided by twelve and multiplied by the total amount of his relocation expenses paid for by the Company.

(e) Throughout the term of this Agreement and as long as they are kept in force by the Company, Executive shall be entitled to participate in and receive the benefits of any health, life, or accident insurance plans or programs made available to other similarly-situated Executives of the Company.

(f) Executive shall be entitled to twenty-five (25) business days paid leave in accordance with the Company’s leave plan as in effect from time to time, if any (for vacation, illness, personal, or otherwise) during each year of the term of this Agreement.

(g) Executive shall be entitled to twenty (20) business days “sabbatical” following the completion of each four (4) years of employment with the Company. No portion of his sabbatical shall be earned until Executive completes four years of employment, nor shall any unused portion of this sabbatical be paid to Executive following termination of employment. This sabbatical must be taken within a finite period of being earned, such period to be in accordance with the Company’s leave plan as in effect from time to time, if any, or if no such policy is in effect, as shall be determined by the Board of Directors of the Company.

      5. Expenses. The Company will reimburse Executive for all reasonable expenses incurred by Executive in connection with the performance of Executive’s duties hereunder upon presentation of expense statements or vouchers and such other supporting information as it may from time to time request; provided that Executive complies with all applicable Company procedures and practices relating to reimbursement of expenses in effect from time to time. Executive agrees that all expenses must be submitted to the Executive Vice President/Chief Financial Officer to be eligible for reimbursement.

      6. Incapacity.

(a) If Executive is unable to perform his duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness or any similar cause, a determination that will be made at the sole discretion of the Board of Directors, Executive shall be considered “Incapacitated.” In the event Executive shall become Incapacitated, the Company will continue the payment of Executive’s base salary at its then current rate for a period equal to the period of time that Executive continues to be Incapacitated; provided that, in no event shall the Company be required to continue the payment of Executive’s base salary for more than one hundred eighty (180) days following the date Executive first becomes Incapacitated. Upon becoming Incapacitated, Executive shall also be entitled to receive those benefits to which Executive may be entitled as a result of Executive’s participation under a death or disability plan as an Executive of the Company, if any.

(b) In the event Executive shall be Incapacitated for a period of more than one hundred eighty (180) consecutive days or for a cumulative period of more than one hundred eighty (180) days during any twelve month period, Executive shall be considered “Permanently Incapacitated,” and the Company shall have the right to terminate Executive’s employment under this Agreement upon written notice thereof to the Executive, in which event the Company shall have no further liability or obligation to Executive for compensation or benefits hereunder by reason of such termination. In the event that the Company does not exercise such right of termination, the Company shall have no liability or obligation to Executive for compensation or benefits hereunder during the period of time that Executive is considered to be Long Term Incapacitated.

      7. Death. If Executive dies, Executive’s employment under this Agreement shall automatically terminate and all payments hereunder shall cease on the date of Executive’s death, except for those payments which were due at such time, including any unpaid salary, expense reimbursements, or bonuses that are owed, and the Company shall have no further obligations or liabilities hereunder to Executive’s estate or legal representative or otherwise, except under any death or disability plan in which Executive is a participant as an Executive of the Company, if any. Any bonus that otherwise would have been due to Executive at year end shall be prorated up to the time of Executive’s death.

      8. Termination of the Company’s Business. If the Company discontinues its business for any reason, the Company may terminate Executive’s employment under this Agreement on thirty (30) days prior written notice, and in such event the Company shall have no further obligations or liabilities hereunder.

      9. Termination for Cause. The Company may terminate Executive’s employment under this Agreement at any time for “cause.” For purposes of this Agreement, “cause” shall be defined as:

(a) conviction in a court of law of any felony or crime involving moral turpitude;

(b) material violation of written policies of the Company;

(b) violation of any reasonable direction from the Board of Directors of the Company or excessive absenteeism which shall continue for a period of thirty (30) days after written notice thereof is given of such violation or absenteeism;

(c) illegal acts (other than minor traffic violations), including embezzlement or theft; or

(d) breach by Executive of any provision of this Agreement, which breach shall continue for a period of thirty (30) days after a written notice thereof is given to Executive.

      In the event Executive is terminated for cause, all liabilities or obligations of the Company to Executive, including without limitation, base salary, benefits, and bonuses, shall cease at the time of such termination, subject to the terms of any applicable benefit or compensation plan or option agreement then in force.

      10. Termination Without Cause.

(a) The Company may terminate Executive’s employment hereunder at any time, for any reason, with or without cause, effective upon the date designated by the Company upon not less than 45 days prior written notice to Executive.

(b) In the event of a termination of Executive’s employment hereunder pursuant to Section 10(a) hereof during the first six months of the Agreement, Executive shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) base salary and bonuses, plus a liquidated termination fee equal to Executive’s monthly salary times the number of months remaining in the first twelve (12) months of the Agreement. All other liabilities or obligations of the Company to Executive, including without limitation, base salary, benefits and bonuses shall cease at the time of such termination, subject to the terms of any benefit or compensation plan or option agreement then in force and applicable to Executive. Except as specifically set forth in this Section 10, the Company shall have no liability or obligation hereunder by reason of such termination.

(c) In the event of a termination of Executive’s employment hereunder pursuant to Section 10(a) hereof after the first six months of the Agreement, Executive shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) base salary and bonuses, plus a liquidated termination fee equal to base salary for the number of months remaining in this agreement. All other liabilities or obligations of the Company to Executive, including without limitation, base salary, benefits and bonuses shall cease at the time of such termination, subject to the terms of any benefit or compensation plan or option agreement then in force and applicable to Executive. Except as specifically set forth in this Section 10, the Company shall have no liability or obligation hereunder by reason of such termination.

      11. Resignation. Executive may terminate the employment relationship at any time for any reason by giving the Company written notice at least thirty (30) days prior to the effective date of termination. Unless otherwise provided herein, all compensation and benefits paid by the Company to Executive shall cease upon his last day of employment; provided, however, that if Executive terminates his employment due to a material breach of this Agreement by the Company or due to a material reduction in the responsibilities or reporting relationship of Executive, the Company will continue to pay Executive’s base salary, bonus compensation, and medical benefits for the greater of (i) the remaining term of the Agreement, or (ii) a period of six (6) months from the effective date of termination, and Executive’s interest in any stock options for which he has become eligible under the terms of the applicable stock option agreement shall vest in accordance with the term of that agreement.

      12. Company Property. All computer software and documentation, advertising, sales, manufacturer’s and other materials or articles of information, or other proprietary information of the Company, including without limitation, data processing reports, customer sales analyses, invoices, price lists or information, samples, or any other materials or data of any kind furnished to Executive by the Company or developed by Executive on behalf of the Company or at the Company’s direction or for the Company’s use or otherwise in connection with Executive’s employment hereunder, are and shall remain the property of the Company. If the Company requests the return of such materials at any time during Executive’s employment, Executive shall immediately deliver the same, and Executive shall also deliver the same immediately upon termination of Executive’s employment hereunder.

      13. Noncompetition, Nonsolicitation, Trade Secrets, Etc. Executive agrees to be bound by the Company’s non-competition, non-solicitation and non-disclosure agreement attached hereto as Exhibit B.

      14. Executive further represents that he has fully disclosed to Bell South the nature and extent of his employment with Visual Networks, as set forth in this Agreement, and he agrees that on or before June 18, 2001, he shall obtain from Bell South an express written agreement that it will not seek to enforce any non-competition agreement or otherwise interfere with Executive’s employment with the Company. In the event Executive is unable to obtain such an agreement and present it to the Company on or before June 18, 2001, the Company shall have no further obligations whatsoever under this Agreement.

      15. ARBITRATION. THE PARTIES AGREE THAT ANY CONTROVERSY, CLAIM, OR DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF, EXCEPT AS DISCUSSED HEREIN OR ARISING OUT OF OR RELATING TO THE EMPLOYMENT OF EXECUTIVE, OR THE TERMINATION THEREOF, INCLUDING ANY STATUTORY OR COMMON LAW CLAIMS UNDER FEDERAL, STATE, OR LOCAL LAW, INCLUDING ALL LAWS PROHIBITING DISCRIMINATION IN THE WORKPLACE, SHALL BE RESOLVED BY ARBITRATION IN ROCKVILLE, MARYLAND IN ACCORDANCE WITH THE EMPLOYMENT DISPUTE RESOLUTION RULES OF JAMS/ENDISPUTE. THE PARTIES AGREE THAT ANY AWARD RENDERED BY THE ARBITRATOR SHALL BE FINAL AND BINDING, AND THAT JUDGMENT UPON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT, DUE TO THE NATURE OF THE CONFIDENTIAL INFORMATION, TRADE SECRETS, AND INTELLECTUAL PROPERTY BELONGING TO THE COMPANY TO WHICH EXECUTIVE HAS OR WILL BE GIVEN ACCESS, AND THE LIKELIHOOD OF SIGNIFICANT HARM THAT THE COMPANY WOULD SUFFER IN THE EVENT THAT SUCH INFORMATION WAS DISCLOSED TO THIRD PARTIES, NOTHING IN THIS SECTION SHALL PRECLUDE THE COMPANY FROM GOING TO COURT TO SEEK INJUNCTIVE RELIEF TO PREVENT EXECUTIVE FROM VIOLATING THE OBLIGATIONS ESTABLISHED IN PARAGRAPH 13.

      16. Miscellaneous.

(a) Delay. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege (collectively “Right”) under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any Right preclude any other or further exercise of the same or of any other Right nor shall any waiver of any Right with respect to any occurrence be construed as a waiver of such Right with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Maryland, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any canon, custom, or rule of law requiring construction against the draftsman. The parties consent to the exclusive jurisdiction of the federal and state courts located in Maryland.

(c) Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received only when personally delivered or when deposited in the United States mails, first class postage prepaid, addressed as set forth below:

(i) If to the Executive:

Mr. Elton King 5950 Long Island Drive Atlanta, GA 30328

(ii) If to the Company:

Visual Networks, Inc. 2092 Gaither Road Rockville, Maryland 20850 Attention: Board of Directors

With a copy to:

Vice President of Human Resources Visual Networks, Inc. 2092 Gaither Road Rockville, Maryland 20850

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

(d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon Executive, his heirs, and his legal representatives.

(e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Any photocopy or facsimile of this Agreement, with all signatures reproduced on one or more of its signature pages, shall be considered for all purposes as if it were executed counterpart of this Agreement.

(f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of the may be invalid or unenforceable in whole or in part.

(g) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

(h) Section Heading. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(i) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

/s/ Elton King Elton King

VISUAL NETWORKS, INC

/s/ Peter J. Minihane Peter J. Minihane Executive Vice President, Chief Financial Officer